Exhibit 99.6

F-star Therapeutics Limited

Condensed Consolidated Balance Sheets

(In thousands, except for share and per share data)

(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$5,527	$4,901
Prepaid expenses and other current assets	2,245	3,588
Research and development tax credit receivable	1,884	10,532

Total Current Assets	9,656	19,021
Property and equipment, net	895	1,425
Goodwill	4,235	4,320
In-process research and development	12,856	13,049
Other long-term assets	220	663

Total Assets	$27,862	$38,478

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$5,634	$5,056
Accrued expenses and other current liabilities	8,925	8,876
Operating lease liability	180	610
Deferred revenue	80	442
Convertible term loan	18,956	14,906

Total Current Liabilities	33,775	29,890
Operating lease liability	—	52

Total Liabilities	33,775	29,942

Stockholders’ Equity (Deficit)
Preferred stock, $0.00759446 par value; unlimited authorized at September 30, 2019 and December 31, 2019, respectively; 103,611 and zero seed preferred shares issued and outstanding at September 30, 2019 and December 31, 2019, respectively	1	1
Preferred stock, $0.00759446 par value; unlimited authorized at September 30, 2019 and December 31, 2019, respectively;1, 441,418 and zero series A preferred shares issued and outstanding at September 30, 2019 and December 31, 2019, respectively	19	19
Ordinary shares, $0.0131675 par value; unlimited authorized at September 30, 2019 and December 31, 2019, respectively;16,231,731 and 100 ordinary shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	214	214
Additional paid-in capital	33,684	31,485
Accumulated other comprehensive loss	(1,210)	(1,634)
Accumulated deficit	(38,621)	(21,549)

Total Stockholders’ (deficit) equity	(5,913)	8,536

Total Liabilities and Stockholders’ equity	$27,862	$38,478

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-star Therapeutics Limited

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
License revenue	$9,195	$1,049	$11,093	$27,108
Operating expenses:
Research and development	(5,321)	(11,147)	(10,695)	(23,686)
General and administrative	(7,261)	(5,368)	(13,805)	(10,675)
Impairment of intangible assets	—	(4,152)	—	(4,152)

Total operating expenses	(12,582)	(20,667)	(24,500)	(38,513)

Loss from operations	(3,387)	(19,618)	(13,407)	(11,405)
Other income (expense):
Other income (expense)	506	189	(1,164)	(174)
Change in fair value of convertible notes	(446)	—	(2,330)	—

Loss before income taxes	(3,327)	(19,429)	(16,901)	(11,579)
Provision (benefit) for income taxes	(124)	748	(171)	893

Net loss	$(3,451)	$(18,681)	$(17,072)	$(10,686)

Net (loss) attributable to ordinary shareholders	$(3,451)	$(18,681)	$(17,072)	$(10,686)

Net (loss) per share attributable to ordinary shareholders, basic and diluted	(0.21)	(1.15)	(1.05)	(0.83)
Weighted-average number of ordinary shares outstanding, basic and diluted	16,286,177	16,196,583	16,258,058	12,899,849
Comprehensive (loss):
Net loss	$(3,451)	$(18,681)	$(17,072)	$(10,686)
Other comprehensive (loss) income:
Foreign currency translation	14	(1,294)	424	(2,159)

Total comprehensive (loss)	$(3,437)	$(19,975)	$(16,648)	$(12,845)

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-star Therapeutics Limited

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

(In thousands, except share amounts)

(unaudited)

	For the three months ended September 30, 2020
	Seed preferred shares		Series A preferred shares		Ordinary Shares		Capital in Excess	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Number	Value	Number	Value	Number	Value	of par Value	Income (Loss)	Deficit	(Deficit)
Balance at July 1, 2020	103,611	$1	1,441,418	$19	16,231,731	$214	$32,490	$(1,224)	$(35,170)	$(3,670)
Unrealized foreign currency translation adjustments	—	—	—	—	—	—	—	14	—	14
Stock-based compensation	—	—	—	—	—	—	1,194	—	—	1,194
Net loss for the period	—	—	—	—	—	—	—	—	(3,451)	(3,451)

Balance at September 30, 2020	103,611	$1	1,441,418	$19	16,231,731	$214	$33,684	$(1,210)	$(38,621)	$(5,913)

	For the nine months ended September 30, 2020
	Seed preferred shares		Series A preferred shares		Ordinary Shares		Capital in Excess	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Number	Value	Number	Value	Number	Value	of par Value	Income (Loss)	Deficit	(Deficit)
Balance at January 1, 2020	103,611	$1	1,441,418	$19	16,231,731	$214	$31,485	$(1,634)	$(21,549)	$8,536
Unrealized foreign currency translation adjustments	—	—	—	—	—	—	—	424	—	424
Stock-based compensation	—	—	—	—	—	—	2,199	—	—	2,199
Net loss for the period	—	—	—	—	—	—	—	—	(17,072)	(17,072)

Balance at September 30, 2020	103,611	$1	1,441,418	$19	16,231,731	$214	$33,684	$(1,210)	$(38,621)	$(5,913)

	For the three months ended September 30, 2019
	Seed preferred shares		Series A preferred shares		Ordinary Shares		Capital in Excess	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Number	Value	Number	Value	Number	Value	of par Value	Income (Loss)	Deficit	(Deficit)
Balance as at July 1, 2019	103,611	$1	1,441,418	$19	16,196,583	$214	$30,075	$(1,253)	$9,459	$38,515
Unrealized foreign currency translation adjustments	—	—	—	—	—	—	—	(1,294)	—	(1,294)
Stock-based compensation	—	—	—	—	—	—	721	—	—	721
Net loss for the period	—	—	—	—	—	—	—	—	(18,681)	(18,681)

Balance at September 30, 2019	103,611	$1	1,441,418	$19	16,196,583	$214	$30,796	$(2,547)	$(9,222)	$19,261

	For the nine months ended September 30, 2019
	Seed preferred shares		Series A preferred shares		Ordinary Shares		Capital in Excess	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Number	Value	Number	Value	Number	Value	of par Value	Income (Loss)	Deficit	(Deficit)
Balance at January 1, 2019	—	$—	—	$—	100	$—	$—	$(388)	$1,464	$1,076
Shares issued for acquisition of GmbH	103,611	1	—	—	—	—	168	—	—	169
Shares issued for acquisition of GmbH	—	—	1,441,418	19	—	—	2,341	—	—	2,360
Shares issued for acquisition of Delta	—	—	—	—	9,053,538	119	14,705	—	—	14,824
Shares issued for acquisition of Beta	—	—	—	—	6,446,843	85	10,471	—	—	10,556
Shares issued for acquisition of GmbH	—	—	—	—	125,715	2	204	—	—	206
Shares issued for acquisition of Alpha	—	—	—	—	570,387	8	927	—	—	935
Unrealized foreign currency translation adjustments	—	—	—	—	—	—	—	(2,159)	—	(2,159)
Stock-based compensation	—	—	—	—	—	—	1,980	—	—	1,980
Net loss for the period	—	—	—	—	—	—	—	—	(10,686)	(10,686)

Balance at September 30, 2019	103,611	$1	1,441,418	$19	16,196,583	$214	$30,796	$(2,547)	$(9,222)	$19,261

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-star Therapeutics Limited

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(17,072)	$(10,686)
Adjustments to reconcile net loss to net cash (used in) by operating activities:
Share-based compensation expense	2,199	1,980
Foreign currency gain/(loss)	968	362
Loss on disposal of tangible fixed assets	7	—
Depreciation	887	530
Intangible asset impairment	—	4,152
Net interest expense	815	25
Fair value change of convertible term loan	2,330	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1,254	(663)
Tax incentive receivable	8,403	(3,361)
Accounts payable	677	2,400
Accounts payable to related parties	—	(776)
Accrued expenses and other current liabilities	233	1,758
Deferred revenue	(352)	(5,403)
Operating lease liability	(467)	(248)

Net cash (used) provided in operating activities	(118)	(9,928)

Cash flows from investing activities:
Cash acquired with subsidiaries*	—	5,499
Purchase of intangible assets	(50)	(127)

Net cash provided by investing activities	(50)	5,372

Cash flows from financing activities:
Proceeds from note payable	850	6,632

Net cash provided by financing activities	850	6,632

Net increase in cash and cash equivalents	682	2,076
Effect of exchange rate changes on cash	(56)	36
Cash and cash equivalents at beginning of period	4,901	8,196

Cash and cash equivalents at end of period	$5,527	$10,308

Supplemental disclosure of cash flow information
Cash paid for income taxes	$42	249

*	Consideration for acquisition of subsidiaries was entirely in the form of issued shares. See note 4 for supplemental disclosure of assets and liabilities acquired with subsidiaries.

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-star Therapeutics Limited

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	Nature of the business

F-star Therapeutics Limited (“F-star” or the “Company”) is a clinical-stage immuno-oncology company focused on transforming the lives of patients with cancer through the development of F-star’s innovative tetravalent mAb2 bispecific antibodies. With four distinct binding sites in a natural human antibody format, F-star believes its proprietary technology will overcome many of the challenges facing current immuno-oncology therapies, because of the strong pharmacology enabled by tetravalent bispecific binding. F-star’s vision is to transform the treatment of cancer through the development of clinically differentiated and well-tolerated mAb2 bispecific antibodies, which are designed to address multiple immune evasion pathways that limit the effect of current immuno-oncology therapies.

F-star’s most advanced product candidate, FS118, is currently being evaluated in a Phase 1 clinical trial in heavily pre-treated patients with advanced cancer, having received a median of six lines of such treatments, and who have failed PD-1/PD-L1 therapy. FS118 is a tetravalent mAb2 bispecific antibody targeting two receptors, PD-L1 and LAG-3, both of which are established pivotal targets in immuno-oncology. Preliminary data from 43 patients in this trial showed that administration of FS118 was well-tolerated. In addition, a disease control rate, defined as either a complete response, partial response or stable disease, of 54% was observed in 20 of 37 evaluable patients, and long-term (greater than six months) disease control was observed in six of these patients. F-star expects to report additional results from this Phase 1 trial in the fourth quarter of 2020 and to initiate a proof-of-concept trial in PD-1 resistant head and neck cancer patients in the first half of 2021.

On January 27, 2020, the U.S. Food and Drug Administration (the “FDA”), accepted the Investigational New Drug (the “IND”) application of product candidate FS120. FS120 is a first-in-class dual agonist bispecific antibody that has the potential to overcome cancer resistance by simultaneously targeting CD137 (4-1BB) and OX40, two receptors present on the surface of tumor-infiltrating lymphocytes. Unlike checkpoint inhibitors, the mechanism of action of FS120 is designed to trigger a positive signal that enhances multiple mechanisms essential for killing tumor cells. FS120 has a natural antibody format. It is engineered to abrogate Fc gamma receptor binding and effector activity, providing increased specificity and, F-star believes, superior performance while reducing toxicity through conditional, crosslink-dependent activation upon binding to both CD137 and OX40. F-star expects to enroll up to 70 patients in a Phase 1 dose escalation clinical trial to assess the safety, tolerability and efficacy of FS120 in patients with advanced malignancies and include those patients who have high co-expression of CD137 and OX40.

Share Exchange Agreement with Spring Bank

On November 20, 2020, F-star completed a share exchange agreement with Spring Bank Pharmaceuticals Inc (“Spring Bank”), a NASDAQ- listed, clinical-stage biopharmaceutical company. Immediately prior to the combination, Spring Bank effectuated a 1:4 reverse stock split of shares of its common stock. Concurrent with the closing of the business combination, each outstanding share of F-star was exchanged for Spring Bank common stock at an exchange ratio of 0.1125. The resulting ownership percentages for Spring Bank shareholders and F-star shareholders immediately as of the closing was 46.3% and 53.7%, respectively. Concurrent with the closing of the combination, an investor syndicate that comprises Atlas, AESCAP, SR One, M Ventures, MH Partners and other new investors, invested $15.0 million in F-star. After the merger, the Company had approximately $30.0 million in cash. The combined company is now headquartered out of F-star’s existing facilities in Cambridge, U.K. and Cambridge, MA. Spring Bank has been re-named F-star Therapeutics, Inc.

Spring Bank shareholders will have the opportunity to obtain potential future value in the form of two Contingent Value Rights (CVR) associated with Spring Bank’s SB 11285 IV clinical program and a STING antagonist research and development program. Subject to the terms of the first CVR agreement for the STING agonist clinical program, if one or more strategic transactions are consummated for SB 11285 by the combined company during a period that is the longer of one and a half years following the closing of the combination or one year after the final database lock of the current SB 11285 IV Phase 1a/1b trial, those equity holders of Spring Bank will receive the greater of 25% of the net proceeds from such transactions or $1.00 per share (on a pre-reverse split basis), provided that the aggregate net proceeds are at least approximately $18.0 million. Subject to the terms of the second CVR agreement, if a potential development agreement is consummated and one or more strategic transactions are consummated for the STING antagonist research platform by the combined company during the seven (7)-year period following the closing of the combination, those equity holders of Spring Bank will receive 80% of the net proceeds from such transactions. If Spring Bank enters into a development agreement for the STING antagonist research platform in advance of the closing of the proposed combination, Spring Bank may include certain proceeds from such transaction in its net cash calculation.

Risks and Uncertainties

The Company is subject to risks common to companies in the biotechnology industry, including but not limited to, risks of failure of preclinical studies and clinical trials, the need to obtain marketing approval for any drug product candidate that it may identify and develop, the need to successfully commercialize and gain market acceptance of its product candidates, dependence on key personnel and collaboration partners, protection of proprietary technology, compliance with government regulations, development by competitors of technological innovations, and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval prior to commercialization. Even if the Company’s research and development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The accompanying consolidated financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the ordinary course of business. Since inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, and securing funding via collaborations. The Company has historically funded its operations with proceeds from sales of convertible notes and proceeds received from its collaboration arrangements. After the merger, the Company had approximately $30 million in cash. The Company expects to continue to generate operating losses in the foreseeable future, particularly as the Company advances its preclinical activities and clinical trials for its product candidates in development. The Company plans to seek additional funding through public equity, private equity, debt financing, collaboration partnerships, or other sources. There are no assurances, however, that the Company will be successful in these endeavors.

If the Company is unable to obtain funding, the Company could be forced to delay, reduce, or eliminate its research and development programs, or reduce product candidate expansion, which could adversely affect its business prospects. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding to fund continuing operations on terms acceptable to the Company to fund continuing operations, if at all.

Accordingly, the Company has concluded that substantial doubt exists about the Company’s ability to continue as a going concern for a period of at least twelve months from the date of the financial statements.

Covid-19

In March 2020, the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures.

Management is closely monitoring the impact of the COVID-19 pandemic on all aspects of the business, including how it will impact operations and the operations of customers, vendors and business partners. Management took action in April 2020 to reduce its research and development workforce, but do not yet know the full extent of potential delays or impacts on the business, clinical trials, research programs, healthcare systems or the global economy and cannot presently predict the scope and severity of any potential business shutdowns or disruptions. The extent to which COVID-19 ultimately impacts the business, results of operation and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 or the effectiveness of actions to contain COVID-19 or treat its impact, among others. If the Company or any of the third parties with which it engages, however, were to experience shutdowns or other business disruptions, the ability to conduct business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on business, results of operation and financial condition. The estimates of the impact on the Company’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets.

Management have not incurred any significant impairment losses in the carrying values of assets as a result of the pandemic and are not aware of any specific related event or circumstance that would require management to revise estimates reflected in these condensed consolidated financial statements.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements include those of the company and its subsidiaries, F-star Therapeutics Limited, F-star Delta Limited, F-star Beta Limited, f-star Biotechnologische Forschungs-und Entwicklungsges.m.b.H. and F-star Alpha Limited after elimination of all intercompany accounts and transactions. The accompanying unaudited consolidated financial statements and notes hereto have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission (SEC) for interim financial reporting and, therefore, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) as set forth in the Financial Accounting Standards Board’s (FASB) accounting standards codification. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the FASB.

In the opinion of management, all adjustments necessary for a fair statement of the financial information, which are of a normal and recurring nature, have been made for the interim periods reported. Results of operations for the three and nine months ended September 30, 2019 and 2020, are not necessarily indicative of the results for the entire fiscal year or any other period. The condensed consolidated financial statements for the three and nine months ended September 30, 2019 and 2020, have been prepared on the same basis as and should be read in conjunction with the audited consolidated financial statements and notes included elsewhere in this Form 8-K/A.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, consideration for the acquisition of Alpha, Beta, Delta and GmbH as part of the 2019 reorganization, fair value of the convertible loan notes, the accrual for research and development expenses, revenue recognition, fair values of acquired intangible assets and impairment review of those assets, share-based compensation expense, and income taxes. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. Estimates are periodically reviewed in light of reasonable changes in circumstances, facts and experience. The impact on accounting estimates and judgments on the company’s financial condition and results of operations due to COVID-19 has introduced additional uncertainties.

Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates or assumptions.

Foreign currency and currency translation

The functional currency is the currency of the primary economic environment in which an entity’s operations are conducted. F-star Therapeutics Limited and its subsidiaries operate mainly in the United Kingdom and Austria and have the following functional currencies:

F-star Therapeutics Limited, Cambridge, U.K.	pounds sterling
F-star Delta Limited, Cambridge, U.K.	pounds sterling
f-star Biotechnologische Forschungs-und Entwicklungsges.m.b.H., Vienna, Austria	euro
F-star Biotechnology Limited, Cambridge, U.K.	pounds sterling
F-star Alpha Limited, Cambridge, U.K.	pounds sterling
F-star Beta Limited, Cambridge, U.K.	pounds sterling
F-star Therapeutics LLC, Delaware, U.S	U.S. dollar

The Company’s reporting currency is the U.S dollar. References to “$” are U.S dollars. Translation gains and losses from the application of the U.S. dollar as the reporting currency while pounds sterling is the functional currency are included as part of the cumulative foreign currency translation adjustment, which is reported as a component of shareholders’ equity under accumulated other comprehensive loss.

The Company translates the assets and liabilities of its subsidiaries into U.S. dollar at the exchange rate in effect on the balance sheet date. Revenues and expenses are translated at the average exchange rate in effect during the period. Unrealized translation gains and losses are recorded as a cumulative translation adjustment, which is included in the consolidated statements of shareholders’ equity as a component of accumulated other comprehensive income/(loss).

Fair value measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these liabilities. The carrying value of the Company’s outstanding debt approximated fair value (a Level 3 measurement) based on interest rates currently available to the Company.

The carrying values of prepaid expenses and other current assets, research and development incentives receivable, accounts payable and accrued expenses and other current liabilities approximate their fair values due to the short-term nature of these assets and liabilities.

License and collaboration arrangements and revenue recognition

The Company’s revenues are generated primarily through license and collaboration agreements with pharmaceutical and biotechnology companies. The terms of these arrangements may include (i) the grant of intellectual property rights (IP licenses) to therapeutic drug candidates against specified targets, developed using the Company’s proprietary mAb2 bispecific antibody platform, (ii) performing research and development services to optimize drug candidates, and (iii) the grant of options to obtain additional research and development services or licenses for additional targets, or to optimize product candidates, upon the payment of option fees.

The terms of these arrangements typically include payment to the Company of one or more of the following: non-refundable, upfront license fees; payments for research and development services; fees upon the exercise of options to obtain additional services or licenses; payments based upon the achievement of defined collaboration objectives; future regulatory and sales-based milestone payments; and royalties on net sales of future products.

The Company recognizes revenue in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”) and all subsequent amendments. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. To date, the Company has entered into License and Collaboration Agreements with Denali Therapeutics, Inc. and Ares Trading S.A. (Merck KGaA) which were determined to be within the scope of ASC 606.

Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized under ASC 606, the Company performs the following steps:

(i)	identify the promised goods or services in the contract;

(ii)	determine whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract;

(iii)	measurement of the transaction price, including the constraint on variable consideration;

(iv)	allocation of the transaction price to the performance obligations; and

(v)	recognition of revenue when (or as) the company satisfies each performance obligation.

As part of the accounting for these arrangements, the Company must make significant judgments, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each performance obligation.

Once a contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within the contract and determines those that are performance obligations. Arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options. The Company assesses if these options provide a material right to the customer and if so, they are considered performance obligations.

Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer. The promised goods or services in the Company’s contracts with customers primarily consist of license rights to the Company’s intellectual property for research and development, research and development services, options to acquire additional research and development services, and options to obtain additional licenses, such as a commercialization license for a potential product candidate. Promised goods or services are considered distinct when:

(i)	the customer can benefit from the good or service on its own or together with other readily available resources, and

(ii)	the promised good or service is separately identifiable from other promises in the contract.

In assessing whether promised goods or services are distinct, the Company considers factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on their own and whether the required expertise is readily available. In addition, the Company considers whether the collaboration partner can benefit from a promise for its intended purpose without the receipt of the remaining promises, whether the value of the promise is dependent on the unsatisfied promises, whether there are other vendors that could provide the remaining promises, and whether it is separately identifiable from the remaining promises. The Company estimates the transaction price based on the amount of consideration the Company expects to receive for transferring the promised goods or services in the contract. The consideration may include both fixed consideration and variable consideration. At the inception of each arrangement that includes variable consideration, the Company evaluates the amount of the potential payments and the likelihood that the payments will be received. The Company utilizes either the most likely amount method or expected value method to estimate variable consideration to include in the transaction price based on which method better predicts the amount of consideration expected to be received. The amount included in the transaction price is constrained to the amount for which it is probable that a significant reversal of cumulative revenue recognized will not occur. At the end of each subsequent reporting period, the Company re-evaluates the estimated variable consideration included in the transaction price and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis in the period of adjustment.

After the transaction price is determined it is allocated to the identified performance obligations based on the estimated standalone selling price. The Company must develop assumptions that require judgment to determine the standalone selling price for each performance obligation identified in the contract. The Company utilizes key assumptions to determine the standalone selling price, which may include other comparable transactions, pricing considered in negotiating the transaction, probabilities of technical and regulatory success and the estimated costs. Certain variable consideration is allocated specifically to one or more performance obligations in a contract when the terms of the variable consideration relate to the satisfaction of the performance obligation and the resulting amounts allocated to each performance obligation are consistent with the amounts the Company would expect to receive for each performance obligation.

The Company then recognizes as revenue in the amount of the transaction price that is allocated to the respective performance obligation when (or as) each performance obligation is satisfied at a point in time or over time, and if over time based on the use of an input method.

The Company accounts for contract modifications as a separate contract if both of the following conditions are met:

(i)	the scope of the contract increases because of the addition of promised goods or services that are distinct; and

(ii)

the price of the contract increases by an amount of consideration that reflects standalone selling prices of the additional promised goods or services and any appropriate adjustments to that price to reflect the circumstances of the particular contract.

If a contract modification is deemed to not be a separate contract, then the transaction price is updated and allocated to the remaining performance obligations (both from the existing contract and the modification). Previously recognized revenue for goods and services that not distinct from the modified goods or services is adjusted based upon an updated measure of progress for the partially satisfied performance obligations.

If a contract modification is deemed to be a separate contract, any revenue recognized under the original contract is not retrospectively adjusted and any performance obligations remaining under the original contract continue to be recognized under the terms of that contract.

The Company’s collaboration revenue arrangements include the following:

Up-front License Fees: If a license is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenues from nonrefundable, up-front fees allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are bundled with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from non-refundable, up-front fees. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.

Milestone payments: The Company’s collaboration agreements may include development and regulatory milestones. The Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone in making this assessment. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s control or the licensee’s control, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. At the end of each reporting period, the Company re-evaluates the probability of achievement of such milestones and any related constraint, and if necessary, adjusts the estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect collaboration revenue and net loss in the period of adjustment.

Customer Options: The Company evaluates the customer options to obtain additional items (i.e., additional license rights) for material rights, or options to acquire additional goods or services for free or at a discount. Optional future services that reflect their standalone selling prices do not provide the customer with a material right and, therefore, are not considered performance obligations and are accounted for as separate contracts. If optional future services include a material right, they are accounted for as performance obligations. The Company determines an estimated standalone selling price of any material rights for the purpose of allocating the transaction price. The Company considers factors such as the identified discount and the probability that the customer will exercise the option. Amounts allocated to a material right are not recognized as revenue until, at the earliest, the option is exercised or expires.

Royalties: For arrangements that include sales-based royalties, including milestone payments based on a level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company will recognize revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any revenue related to sales-based royalties or milestone payments based on the level of sales.

Research and Development Services: The promises under the Company’s collaboration agreements may include research and development services to be performed by the Company on behalf of the partner. Payments or reimbursements resulting from the Company’s research and development efforts are recognized as the services are performed and presented on a gross basis because the Company is the principal for such efforts.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes—Simplifying the Accounting for Income Taxes.” The ASU simplifies the accounting for income taxes by removing certain exceptions to the general principles as well as clarifying and amending existing guidance to improve consistent application. The amendments to this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. Depending on the amendment, adoption may be applied on the retrospective, modified retrospective or prospective basis. The Company is currently evaluating the impact to the consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 changes how companies account for credit losses for most financial assets and certain other instruments. For trade receivables, loans and held-to-maturity debt securities, companies are required to recognize an allowance for credit losses rather than reducing the carrying value of the asset. ASU 2016-13 was effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. This standard became effective for us on January 1, 2020. The adoption of this standard did not have a material impact on our consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. This standard makes targeted improvements for collaborative arrangements as follows:

•

Clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606, Revenue from Contracts with Customers, when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in ASC 606 should be applied, including recognition, measurement, presentation and disclosure requirements;

•

Adds unit-of-account guidance to ASC 808, Collaborative Arrangements, to align with the guidance in ASC 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of ASC 606; and

•

Precludes a company from presenting transactions with collaborative arrangement participants that are not directly related to sales to third parties with revenue recognized under ASC 606 if the collaborative arrangement participant is not a customer.

The amendments to ASU No. 2018-18 are effective for us for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The adoption of this standard is not expected to have a material impact on our financial position or results of operations upon adoption as the Company has had no transactions applicable to this guidance; however, the standard may impact how the Company accounts for certain business transactions in the future.

3.	Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. The Company expects its costs and expenses to increase as it continues to develop its product candidates and progress its current clinical programs and cost associated with being a public company.

Pursuant to the requirements of Accounting Standard Codification (ASC) 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date of these financial statements, and (1) is probable that the plan will be effectively implemented within one year after the date the financial statements are issued, and (2) it is probable that the plan, when implemented, will mitigate the relevant condition or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financials are issued. Certain elements of the Company’s operating plan to alleviate the conditions that raise substantial doubt are outside of the Company’s control and cannot be included in management’s evaluation under the requirements of Accounting Standard Codification (ASC) 205-40.

The Company has incurred significant losses and has an accumulated deficit of $38.6 million as of September 30, 2020. F-star expects to incur substantial losses in the foreseeable future as it conducts and expands its research and development activities. As of February 5, 2021, the date of issuance of the consolidated financial statements, F-star does not expect its cash deposits will be sufficient to fund its operating expenses and capital expenditure requirements for at least the next 12 months. These conditions give rise to a substantial doubt over the company’s ability to continue as a going concern.

The Company plans to seek additional funding through public equity, private equity, debt financing, collaboration partnerships, or other sources. There are no assurances, however, that the Company will be successful in raising additional working capital, or if it is able to raise additional working capital, it may be unable to do so on commercially favorable terms. The Company’s failure to raise capital or enter into other such arrangements if and when needed would have a negative impact on its business, results of operations and financial condition and its ability to develop its product candidates.

4.	2019 Corporate Reorganization

On May 7, 2019, the Company (“FTL”) completed a corporate reorganization pursuant to which FTL became the direct holding company of each of Alpha, Beta, Delta, and GmbH and the indirect holding company of each of F-star Biotechnology Limited (“Biotech”), and F-star Therapeutics LLC (“LLC”) collectively, the “F-Star Group Entities”. Prior to the transactions described below, all F-star Group entities were deemed not to be under common control, but were deemed to be related parties due to common directorships.

Exchange of Delta Shares for FTL Shares (the ‘Delta Share Exchange’)

All shareholders of Delta exchanged each of the shares held by them in Delta for the same class and number of newly issued shares of FTL and, as a result, Delta became a wholly owned subsidiary of FTL. The number of shares issued was 9,053,538 at a ratio of 1:1. This was accounted for as Delta obtaining a 100% controlling interest in FTL using reverse acquisition accounting principles. The primary reason for this business combination is to further the Company’s strategy to bring the F-Star Group Entities under direct common ownership in advance of its planned capital raise.

FTL, the legal acquirer of Delta and the other F-star Group Entities (see below), is an entity with no historical operations and was created solely for the purpose of effecting the corporate reorganization. Accordingly, for accounting purposes, FTL was not deemed substantive nor the accounting acquirer of the F-star Group Entities. The effect of using reverse acquisition accounting is that the historical (prior to the date of acquisition) financial statements of FTL reflect the operations and historical financial position and financial performance of legal subsidiary Delta (the accounting acquirer).

Exchange of GmbH, Beta and Alpha Shares for FTL Shares (business combination and asset acquisition)

Effective as of the date of and subsequent to the Delta Share Exchange, all shareholders of each of Alpha, Beta and GmbH exchanged each of the shares held in Alpha, Beta and GmbH for newly issued shares in FTL. As a result, Alpha, Beta and GmbH became wholly owned subsidiaries of FTL. Holders of options to purchase shares of Alpha, Beta and GmbH swapped their existing options for new options to purchase shares of FTL.

GmbH and Beta were deemed to meet the definition of a business in accordance ASC 805 and therefore the acquisitions were accounted for as business combinations, while the acquisition of a controlling interest in Alpha was accounted for as an asset acquisition. No other assets, including cash, were transferred or liabilities assumed as consideration for the corporate reorganization. The acquisition of FTL by Delta did not contribute any revenue and contributed a loss of $4.8 million to the Company’s results in 2019.

Beta

As consideration paid for the acquisition of Beta, the Company issued 6,446,843 shares at a fair value of $5.6 million on the acquisition date.

The assets and liabilities recognized as a result of the acquisition of Beta are as follows (in thousands):

Cash and cash equivalents	$1,205
Other current assets	5,475
In-process research and development	15,958
Goodwill	2,293
Current liabilities	(19,376)

$5,555

The following supplemental pro forma information summarizes the results of operations of Beta for the three and nine months ended September 30, 2019 as if the acquisition had occurred on January 1, 2018:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2019	2019
Revenue	$—	$—
Net loss	$(2,841)	$(14,191)

The goodwill is attributable to the contracted access to an organized workforce and will not be deductible for tax purposes. The in-process research and development intangible assets (“IPR&D”) represent the acquisition-date fair value of three development programs acquired from Beta, which the Company refers to as the FS120 and FS222 and FS21. FS120 and FS222 are Beta proprietary assets and FS21 is partnered with an external collaboration partner. The fair value of the IPR&D intangible assets was based on assumptions that market participants would use in pricing the assets, given that they are early stage, based on the most advantageous market for the assets assuming highest and best use.

The fair value of assets not subject to partnering agreements (FS120 and FS222) was determined using a cost approach, which utilized net amount invested with a return on investment commensurate with the achievement of certain value inflection events, benchmarked against publicly available information from comparable companies.

For the partnered asset (FS21) the calculations include cash flow projections based on financial budgets approved by management covering a three-year period. Cash flows beyond the three-year period are forecasted using published transition probabilities for development of biological therapeutic molecules, expected clinical study design based upon the clinical development strategy for the pipeline assets and industry analyst sales and gross margin projections for similar molecules in the same target indications.

These IPR&D intangible assets are not amortized, but rather are reviewed for impairment on an annual basis or more frequently if indicators of impairment are present, until the project is completed, abandoned or transferred to a third party.

	FV	Description
FS21	$4,426	Contracted future cash flows relating to a drug candidate that has been licensed to a collaboration partner
FS120	6,359	Internally developed drug candidate, for which Beta holds the IP rights
FS222	5,173	Internally developed drug candidate, for which Beta holds the IP rights

	$15,958

GmbH Group

As consideration paid for the acquisition of GmbH, the Company issued 1,441,418 of series A preferred shares, 103,611 seed preferred shares and 125,715 of ordinary shares at a fair value of $9.4 million on the date of acquisition.

The assets and liabilities recognized as a result of the acquisition of GmbH Group are as follows (in thousands):

Cash	$952
Other current assets	18,211
Property and equipment	1,965
Right of use assets	975
In process research and development	1,436
Equity investment	56
Current liabilities	(15,751)
Other non-current liabilities	(466)
Goodwill	2,044

$9,422

The following supplemental pro forma information summarizes the results of operations of GmbH for the three and nine months ended September 30, 2019 as if the acquisition had occurred on January 1, 2018:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2019	2019
Revenue	$253	$3,728
Net (loss) income	$(6,007)	$(17,472)

The goodwill is attributable to the workforce and will not be deductible for tax purposes.

Alpha

The Company issued 570,387 shares to acquire Alpha at a fair value of $13.5 million. The net assets acquired were comprised of cash, other current assets, and non-current liabilities. There were no tangible or intangible assets acquired.

5.	Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

	Fair Value Measurements as of September 30, 2020 using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes	$—	$—	$18,956	$18,956

The Company classified the convertible notes within Level 3 because their fair values are determined using net present value techniques, based upon non-public information estimated by the management of F-star.

The Company recorded a loss of $2.3 million for the change of fair value of the convertible notes for the nine months ended September 30, 2020. All movements in the fair value of the equity investment for the nine months ended September 30, 2020 were insignificant.

The convertible notes are presented in the statement of financial position as follows (in thousands):

September 30, 2020
Balance at January 1, 2020	$14,906
Fair value adjustment through profit or loss	2,330
Interest charged	814
Issuance of convertible notes	850
Foreign exchange loss	56

$18,956

6.	Convertible Notes

F-star Therapeutics Limited issued, 8% convertible notes on September 19, 2019 for $6.6 million, a second tranche issued on November 27, 2019, for $6.6 million, a third tranche issued on March 3, 2020 for $0.6 million and a final tranche issued on July 19, 2020 for $0.3 million. All notes were issued under the same terms.

The notes were convertible into a variable number of series A preference shares at the option of the holder together with interest outstanding, in the event F-star Therapeutics Limited raised at least USD $50.0 million or there was a change of control. On expiry of the term, if no conversion notice has been issued, the notes would be redeemable at principal plus accrued interest.

The initial fair value of the convertible notes designated at fair value through the consolidated statements of operations was determined as the transaction price, as this is deemed to be at arm’s length in accordance with the guidance set out in ASC 825. Subsequent measurement of fair value was determined using a weighted average percentage probability of various possible scenarios for conversion of the notes. At September 30, 2020, the key assumption in calculating the fair value of the convertible notes was the probability of a successful reverse merger of 90% with the balance of probability allocated to no funding and redemption on expiry (in which case the value of the derivative is zero). The expiry of the term, which would result in redemption of the notes in the absence of a conversion notice, falls within 12 months of the balance sheet date, therefore the liability is classified as current.

The fair value of the convertible notes if the key assumption were to change by 10% whilst all other assumptions remain constant would be as follows:

Increase probability by 10%:	$6,059
Decrease probability by 10%:	$(6,059)

The convertible notes are presented in the balance sheet as follows (in thousands):

Convertible notes at fair value
Balance on December 31, 2019	$14,906
Proceeds from issuance	850
Interest	815
Effects of foreign exchange	55
Fair value loss included in statement of operations and comprehensive loss	2,330

Balance at September 30, 2020	$18,956

Immediately prior to the completion of the share exchange with Spring Bank on November 20, 2020, the convertible notes were converted to 12,851,365 ordinary shares in F-star Therapeutics Limited. The Company will recognize the change in fair value of the convertible notes immediately prior to the conversion in the statement of operations and comprehensive loss, and the principal amount will be credited to equity upon conversion.

7.	Share-Based Compensation

Equity Incentive Plans

On June 14, 2019, as part of the group restructuring, the board of directors and shareholders approved the 2019 Equity Incentive Plan (or the “2019 Plan”). The initial maximum number of ordinary shares that could be issued under the 2019 Plan was 2,327,736. This number consisted of 1,922,241 new ordinary shares and 405,495 new ordinary shares as replacements for grants under the previous F-star Group Entities share options schemes (F-star Alpha Limited Share Option Scheme, the F-star Beta Share Option Scheme and the GmbH F-star EMI Share Option Scheme). In addition, a legacy ESOP plan, which granted certain ex-employees exit participation rights was transferred to FTL from GmbH. The ESOP entitles the beneficiaries to receive a proportion of the exit proceeds realized by shareholders and the transfer of the participation rights occurred at the same exchange ratio as used for the exchange of GmbH shares for shares issued by FTL.

The number of ordinary shares reserved for issuance under the 2019 Plan will automatically increase on January 1, each year for a period of not more than ten years, commencing on January 1, 2020 and ending on (and including) January 1, 2029, by an amount equal to the lesser of i) 4% of the total number of ordinary shares outstanding on December 31 of the preceding calendar year or ii) the number of ordinary shares as the board of directors may designate prior to the applicable January 1, date.

Awards granted under the 2019 Plan vest over a four-year service period with 28% of the award vesting on the first anniversary of the commencement date and the balance vesting monthly over the remaining three years. Awards generally expire 10 years from the date of the grant. For certain senior members of management and directors, the board of directors has approved an alternative vesting schedule.

On November 30, 2020, the Company updated the plan to allow the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based award grants of up to 637,137 shares to employees, officers, directors, consultants, and advisors. All issued and outstanding F-star share options granted under F-star’s three legacy equity incentive plans became exercisable in full immediately prior to the closing of the share exchange agreement with Spring Bank. At the date of the transaction, all issued share options and restricted stock units granted by F-star under the 2019 plan were replaced by options (“Replacement Options”) and awards (“Replacement RSUs”), on the same terms (including vesting), for F-star Therapeutics, Inc. (formerly Spring Bank Pharmaceuticals Inc.) common stock, based on the exchange ratio set out in the share exchange agreement.

Stock option valuation

The fair value of stock option grants is estimated using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a representative group of public companies in the biotechnology industry and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. For options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to nonemployees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividend.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the fair value of stock options granted to employees, members of the board of directors and non-employees.

Nine Months Ended September 30, 2020
Risk-free interest rate	0.17 – 0.42%
Expected volatility	98.3%
Expected dividend yield	0%
Expected life (in years)	5.05

The following table summarizes the Company’s option activity since December 31, 2019:

	Number of Shares	Weighted average exercise price	Weighted average
			contractual term (in years)
Balance on December 31, 2019	2,304,706	$0.79	9.24
Granted	3,615,144	0.01	—
Exercised	(74,989)	0.01	—
Forfeited	(204,969)	0.65	—
Expired	(49)	0.01	—

Outstanding at September 30, 2020	5,639,843	$0.31	9.28

Options exercisable at September 30, 2020	1,660,906	$0.80	8.47
Aggregate intrinsic value of options outstanding as of December 31, 2019 (in thousands)	$9,593

Aggregate intrinsic value of options exercisable as of December 31, 2019 (in thousands)	$3,092

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those options that had exercise prices lower than the fair value of the Company’s common stock. The aggregate intrinsic value of stock options exercised for the nine months ended September 30, 2020, was $0.2 million.

The weighted average grant date fair value of options granted during the nine months ended September 30, 2020, was $1.65. The total fair value of options vested during the nine months ended September 30, 2020, was $4.4 million.

Stock-based compensation

The Company recorded share-based compensation expense in the following expense categories of its condensed consolidated statements of operations and comprehensive loss (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Research and development expenses	$75	$224	$357	$355
General and administrative expenses	1,119	497	1,842	1,625

	$1,194	$721	$2,199	$1,980

As of September 30, 2020, the total unrecognized compensation cost relating to unvested options granted that had not yet been recognized was $6.2 million, which is expected to be realized over a period of 3.6 years. The Company will issue shares upon exercise of options from shares reserved under the Plan.

8.	License and Collaboration agreements

For the three and nine months ended September 30, 2020, and 2019 the Company had License and Collaboration agreements (“LCA”s) with Denali Therapeutics Inc. (“Denali”) and Ares Trading S.A (“Ares”). The following table summarizes the revenue recognized in the Company’s condensed consolidated statements of operations and comprehensive loss from these arrangements, (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Collaboration revenues
Ares (Switzerland)	$8,691	$654	$9,944	$25,118
Denali (US)	504	395	1,149	1,990

Total collaboration revenues	$9,195	$1,049	$11,093	$27,108

License and collaboration agreement with Denali Therapeutics Inc.

Summary

In August 2016, F-star Biotechnology Limited, F-star Gamma Limited (a related party until May 30, 2018) (“F-star Gamma”), and f-star Biotechnologische Forschungs-und Entwicklungsges.m.b.H. entered into a license and collaboration agreement (the “Denali LCA”) with Denali Therapeutics Inc. (“Denali”). The goal of the collaboration was the development of certain constant Fc domains of an antibody with non-native antigen binding activity (“Fcabs”), to enhance delivery of therapeutics across the blood brain barrier into the brain. The collaboration was designed to leverage F-Star’s modular antibody technology and Denali’s expertise in the development of therapies for neurodegenerative diseases. In connection with the entry into the collaboration agreement, Denali also purchased from the F-star Gamma shareholders an option, which we refer to as the buy-out-option, to acquire all of the outstanding shares of F-star Gamma pursuant to a pre-negotiated share purchase agreement.

On May 30, 2018, Denali exercised such buy-out option and entered into a share purchase agreement, or the Purchase Agreement, with the shareholders of F-star Gamma and Shareholder Representative Services LLC, pursuant to which Denali acquired all of the outstanding shares of F-star Gamma, or the Acquisition.

As a result of the Acquisition, F-star Gamma has become a wholly owned subsidiary of Denali and Denali changed the entity’s name to Denali BBB Holding Limited. In addition, Denali became a direct licensee of certain of the group’s intellectual property (by way of Denali’s assumption of F-star Gamma’s license agreement with the group, or the F-star Gamma License). Denali made initial exercise payments to the group and the former shareholders of F-star Gamma under the Purchase Agreement and the F-star Gamma License in the aggregate, of $18.0 million, less the net liabilities of F-star Gamma, which were approximately $0.2 million. $4.0 million was payable to the group. In addition, Denali is required to make future contingent payments, to the group and the former shareholders of F-star Gamma, up to a maximum amount of $437.0 million in the aggregate upon the achievement of certain defined preclinical, clinical, regulatory and commercial milestones. Of this total, up to a maximum amount of $91.4 million is payable to the group. The total amount of the contingent payments varies based on whether we deliver an Fcab that meets pre-defined criteria and whether the Fcab has been identified solely by the group or solely by Denali or jointly by the group and Denali.

Under the terms of the Denali License and Collaboration Agreement, Denali has the right to nominate up to three Fcab targets for approval (“Accepted Fcab Targets”), within the first three years of the date of the Denali License and Collaboration Agreement. Upon entering into the Denali License and Collaboration Agreement, Denali had selected transferrin receptor, or TfR, as the first Accepted Fcab Target and paid an upfront fee of $5.5 million to F-star Gamma, which included selection of the first Accepted Fcab Target. In May 2018, Denali exercised its right to nominate two additional Fcab targets and identified a second Accepted Fcab Target. Denali made a one-time payment to the group for the two additional Accepted Fcab Targets of $6.0 million and extended the time period for its selection of the third Accepted Fcab Target until August 2020.

Denali is also responsible for certain research costs incurred by the group in conducting activities under each agreed development plan, for up to 24 months.

Under the terms of the Denali License and Collaboration Agreement, the group is prohibited from developing, commercializing and manufacturing any antibody or other molecule that incorporates any Fcab directed to an Accepted Fcab Target, or any such Fcab as a standalone product, and from authorizing any third party to take any such action.

The Company has considered the performance obligations and concluded that the grant of intellectual property rights is not distinct from the provision of R&D services, as the R&D services are expected to significantly modify the early-stage intellectual property. As a result, the grant of intellectual property rights and the provision of R&D services has been combined into a single performance obligation for this contract.

The initial transaction price for first Accepted Fcab Target was deemed to be $7.1 million consisting of $5.0 million for the grant of intellectual property rights and $2.1 million for R&D services, and $5.1 million for the second Accepted Fcab Target consisting of $3.0 million for the grant of intellectual property rights and $2.1 million for R&D services.

During the year ended December 31, 2019, the transaction price for the first accepted Fcab was increased to $6.6 million due to achievement of a $1.5 million milestone that on initial recognition of the contract was not included in the transaction price, as it was not deemed highly probable that a reversal would not occur in a future reporting period. The Company recognized the $1.5 million at a point in time. No other revenue was recognized for the first accepted Fcab in the year as the performance obligation identified in the contract was deemed to have been fully satisfied prior to May 7, 2019, the date of acquisition of F-star Biotechnology.

For the three and nine months ended September 30, 2020, the Company recognized $0.5 million and $1.2 million respectively in respect of the second Fcab target, and for the three and nine months ended September 30, 2019, the Company recognized $0.4 million and $0.5 million, respectively.

2019 License and collaboration agreement with Ares Trading S.A.

In June 2017, Delta entered into a License and Collaboration Agreement (“LCA”) and an Option Agreement with Ares Trading S.A (“Ares”). The purpose of the LCA was for the companies to collaborate on the development of tetravalent bispecific antibodies against five drug target pairs. The Option Agreement granted Ares a call option to acquire the entire issued share capital of Delta. Under the LCA the company was obligated to use commercially reasonable efforts to perform R&D activities on the five selected target pairs, under mutually agreed research plans. The activities were governed by a joint steering committee formed by an equal number of representatives from both parties.

On May 14, 2019, the LCA agreement with Ares was amended and restated to convert the existing purchase option over the entire share capital of Delta to an intellectual property licensing arrangement that includes the exclusive grant of development and exploitation rights to one tetravalent bispecific antibody directed against immuno-oncology targets and the option to acquire the exclusive right to an additional antibody. As part of the amended LCA, Delta now has exclusive rights to FS118, its lead product candidate, which is currently in a Phase I clinical trial. As noted in note 4 this amended and restated LCA was accounted for a separate contract, rather than a contract amendment.

For the exclusive rights granted in relation to the first molecule, an option fee of $11.1 million was paid by Ares to Delta. Following receipt of the option fee, Ares becomes responsible for the development of the molecule and development, regulatory and sales-based royalties become payable to group upon achievement of specified events. The group is eligible to receive $71.6 million in development milestones and $83.9 million in regulatory milestones.

For the second antibody included within the amended and restated agreement, Delta is obliged to perform research activities under plans agreed by both parties. Ares will pay for all R&D costs half-yearly in advance until the company delivers the data package specified in the research plan. Ares can then elect to pay a fee of $14.0 million to exercise their option to take an exclusive intellectual property license, which allows them to control the development and exploitation of the molecule. Following receipt of the option fee, Ares is responsible for the development of the molecule and development, regulatory and sales-based royalties become payable to Delta upon achievement of specified events. Delta is eligible to receive $48.7 million in development milestones and $61.6 million in regulatory milestones.

Development milestone payments are triggered upon achievement by each product candidate of a defined stage of clinical development and regulatory milestone payments are triggered upon approval to market a product candidate by the FDA or other global regulatory authorities. Sales-based milestones are payable based upon aggregate annual worldwide net sales in all indications of all licensed products. The company is eligible to receive $168.0 million in sales-based milestones. In addition, to the extent that any product candidates covered by the exclusive licenses granted to Ares are commercialized, the Company will be entitled to receive a single digit royalty based on a percentage of net sales on a country-by-country basis.

Revenue recognition

Management has considered the performance obligations identified in the contracts and concluded that the option for the grant of intellectual property rights is not distinct from the provision of R&D services in both agreements, as the R&D services are expected to significantly modify the early-stage intellectual property. As a result, the option for the grant of intellectual property rights and the provision of R&D services has been combined into a single performance obligation for each molecule included in this contract. The group recognizes revenue using the cost-to-cost method, which it believes best depicts the transfer of control of the services to the customer. Under the cost-to-cost method, the extent of progress towards completion is measured based on the ratio of actual costs incurred to the total estimated costs expected upon satisfying the identified performance obligation.

The total transaction price for the amended and restated LCA was initially determined to be $15.4 million, consisting of the upfront payment and R&D funding for the research term. Variable consideration to be paid to the company upon reaching certain milestones has been excluded from the calculation, as it is not highly probable that a significant reversal of revenue recognized will not occur in a subsequent reporting period.

In the nine months ended September 30, 2019, $13.3 million Licensing and R&D services revenue relating to the five antibodies included in the original LCA (June 2017) was recognized, based on the cost-to-cost method. All performance obligations in the original contract were deemed to have been fully satisfied on termination of the agreement on May 14, 2019, and no further revenue is expected to be recognized.

The $11.1 million upfront fee option fee paid for the intellectual property right for first molecule included in the amended and restated LCA was recognized on May 14, 2019 at a point in time, as this was deemed by management to be a right to use license.

On July 15, 2020, a deed of amendment was enacted in respect of the May 13, 2019, License and Collaboration agreement between the group and Ares Trading S.A. The amendment had two main purposes (i) to grant additional options to acquire intellectual property rights for a further two molecules; and (ii) to allow Ares to exercise its option early to acquire intellectual property rights to the second molecule included in the agreement as well as to terminate the R&D services. Even though the two components were executed within the same amendment, they were accounted for by the Company separately because the components represent different goods and services, the benefit of which are independent of each other.

The grant of the additional options to acquire intellectual property rights was deemed to be distinct, as the customer can benefit from it on its own, and it is independent of the delivery of other performance obligations in the original contract. Additionally, as the amount of consideration reflects a standalone selling price, the Company determined that the second component is accounted for as a separate contract.

The second component that allows the customer to exercise its option early is considered to be a modification of the original contract, as the option to transfer intellectual property rights to the molecule is not independent of the R&D services provided under the original contract, and therefore the goods and services are not distinct. The Company updated the transaction price and measure of progress for the performance obligation relating to this molecule. All performance obligations under the May 13, 2019 agreement in respect of the second molecule were deemed to have been fully satisfied on July 15, 2020 and the option fee of $8.5 million was recognized in full when the option was exercised on the date of modification.

As a result of this amendment, the maximum amount payable by Ares Trading S.A on the achievement of certain development and regulatory milestones in the aggregate is increased to $457.5 million, and the maximum amount payable on the achievement of certain commercial milestones is increased to $282.3 million.

Summary of Contract Assets and Labilities

Up-front payments and fees are recorded as deferred revenue upon receipt or when due until such time as the Company satisfies its performance obligations under these arrangements. A contract asset is a conditional right to consideration in exchange for goods or services that the Company has transferred to a customer. Amounts are recorded as accounts receivable when the Company’s right to consideration is unconditional. The Company did not have any contracts as of September 30, 2020 and December 31, 2019.

The following table presents changes in the balances of the Company’s contract assets and liabilities (in thousands):

	Beginning balance January 1, 2020	Acquired with Subsidiaries	Additions	Deductions	Impact of exchange rates	Ending Balance September 30, 2020
Contract liabilities:
Ares collaboration	$33	$—	$—	$(33)	$—	$—
Denali collaboration	409	—	—	(295)	(34)	80

Total deferred revenue	$442	$—	$—	$(328)	$(34)	$80

	Beginning balance January 1, 2019	Acquired with Subsidiaries	Additions	Deductions	Impact of exchange rates	Ending Balance December 31, 2019
Contract liabilities:
Ares collaboration	$5,824	$—	$—	$(5,903)	$112	$33
Denali collaboration	—	869	31	(473)	(18)	409

Total deferred revenue	$5,824	$869	$31	$(6,376)	$94	$442

During the nine months ended September 30, 2020 and the year ended December 31, 2019, all revenue recognized by the Company as a result of changes in the contract liability balances in the respective periods was based on proportional performance.

9.	Income Taxes

For the three and nine months ended September 30, 2020, the Company recorded an income tax expense of $0.1 million and $0.2 million, respectively and recorded an income tax benefit of $0.8 million and $0.9 million for the three and nine months ended September 30, 2019, respectively. The Company is subject to corporate taxation in the United Kingdom, United States and Austria. The Company’s income tax benefit for the three and nine months ended September 30, 2019 is mainly the result of the reduction in deferred tax liabilities arising on acquired IPR&D assets resulting from the impairment of an intangible asset.

The Company regularly assesses its ability to realize its deferred tax assets. Assessing the realization of deferred tax assets requires significant judgment. In determining whether its deferred tax assets are more likely than not realizable, the Company evaluated all available positive and negative evidence, and weighed the evidence based on its objectivity. After consideration of the evidence, including the Company’s current and forecasted net losses in the U.K. and Austria, management has concluded that it is more likely than not that the Company will not realize the benefits of its U.K. or Austrian deferred tax assets and accordingly the Company has provided a valuation allowance for the full amount of the net deferred tax assets in the U.K and Austria. The Company recorded a valuation allowance against its U.K. deferred tax assets as of September 30, 2020 and December 31, 2019.

The Company intends to continue to maintain a full valuation allowance on its U.K. deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. The release of the valuation allowance would result in the recognition of certain deferred tax assets and an increase to the benefit from income taxes for the period the release is recorded. However, the exact timing and amount of the valuation allowance release are subject to change on the basis of the level of profitability that the Company is able to actually achieve.

The benefit from income taxes shown on the condensed consolidated statements of operations differs from amounts that would result from applying the statutory tax rates to income before taxes primarily because of certain permanent expenses that were not deductible, U.K., federal and state research and development credits, as well as the application of valuation allowances against the U.K. deferred tax assets.

10.	Net loss per share

Basic and diluted net loss per share attributable to ordinary shareholders was calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Numerator:
Net loss attributable to ordinary shareholders	$(3,451)	$(18,681)	$(17,072)	$(10,686)
Denominator:
Weighted average ordinary shares outstanding, basic and diluted	16,286,177	16,196,583	16,258,058	12,899,849

Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.21)	$(1.15)	$(1.05)	$(0.83)

The calculations of basic and diluted net loss per share amounts are calculated by dividing the net loss attributable to ordinary shareholders by the weighted average number of the legal parent’s issued ordinary shares outstanding during the year.

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. During the three and nine months ended September 30, 2020, the legal parent issued two categories of dilutive potential ordinary shares: convertible debt and share options. The convertible debt is assumed to have been converted into ordinary shares, and the net loss or income is adjusted to eliminate the interest expense less the tax effect. For the share options, the number of shares that could have been acquired at fair value is calculated based on the monetary value of the subscription rights attached to outstanding share options. The number of shares calculated as above is compared with the number of shares that would have been issued assuming the exercise of the share options. The Company incurred a loss for the three and nine months ended September 30, 2020, and as a result, the dilutive potential ordinary shares and preferred shares had a non-dilutive impact on loss per share. As such the diluted loss per share is reported to be the same as basic loss per share. The weighted average number of potentially dilutive shares for the nine and three months ended September 30, 2020 was 5,008,682 and 7,263,557, respectively. The weighted average number of potentially dilutive shares for the nine and three months ended September 30, 2019 was 1,308,499 and 2,518,418, respectively.

11.	Related party transactions

2019 reorganization

The transactions that resulted in the 2019 reorganization, during the year ended December 31, 2019 are deemed to be related party transactions by virtue of common directorships between the entities.

Controlling entity

Until May 7, 2019, there was no ultimate controlling party of Delta or FTL. The consolidated group was formed on May 7, 2019. From May 7, 2019, FTL was the immediate and ultimate controlling party. As of September 30, 2020, the parent undertaking of the smallest and largest group to consolidate these financial statements was FTL. The ultimate controlling party is now F-star Therapeutics Inc. (formerly Spring Bank Pharmaceuticals Inc.) due to the transaction enacted on November 20, 2020.

Related party transactions and balances in the period to May 6, 2019 relate to those applicable to the accounting acquirer and legal subsidiary, Delta, only.

Key management personnel (including directors)

One Company director also served as a director of Avacta Life Sciences Limited from which the Company made purchases of $0.1 million for the nine months to September 30, 2019, and there were no significant amounts included in accounts payable on September 30, 2019.

On February 28, 2019, the Company entered into a sub-lease rental arrangement with Triplet Therapeutics, Inc. The chief executive officer of Triplet Therapeutics, Inc served as a non-executive director of the Company. The lease was terminated as of December 31, 2019. Triplet Therapeutics paid $0.1 million in sublease income to the Company and as of September 30, 2019, amounts receivable included in trade and other receivables were not considered material.

Related party transactions prior to 2019 reorganization

Delta, Beta and F-Star Biotechnology Limited entered into an intellectual property license agreement and a support services agreement whereby Delta sub-licensed certain intellectual property rights from F-star Biotechnology Limited, via a sublicense to Beta. F-star Biotechnology Limited agreed to provide support services to the Company via Beta. Some of the directors of Delta, served as directors of Beta, and were members of the supervisory board of GmbH, which has a wholly owned subsidiary, F-star Biotechnology Limited.

The following expenses were recorded for the period January 1, 2019 to May 7, 2019, with Beta, GmbH and F-star Biotechnology Limited (in thousands):

	R&D recharges	Other recharges
Beta	$2,126	$552
F-star Biotechnology Limited	235	—
GmbH	—	13

12.	Commitments and Contingencies

Service Agreements

As of September 30, 2020, the Company has contractual commitments of $0.5 million with a contract manufacturing organization (“CMO”) for activities that are ongoing or are scheduled to start between 3 and 9 months of the date of the statement of financial position. Under the terms of the agreement with the CMO, the group is committed to pay for some activities if those activities are cancelled up to 3, 6 or 9 months prior to the commencement date.

13.	Subsequent Events

We have completed an evaluation of all subsequent events after the balance sheet date of September 30, 2020 to ensure that these condensed consolidated financial statements include appropriate disclosure of events both recognized in the condensed consolidated financial statements as of September 30, 2020, and events which occurred subsequently but were not recognized in the condensed consolidated financial statements.

Share Exchange Agreement with Spring Bank

On November 20, 2020, F-star completed a share exchange agreement with Spring Bank Pharmaceuticals Inc (“Spring Bank”), a NASDAQ-listed, clinical-stage biopharmaceutical company. Immediately prior to the combination, Spring Bank effectuated a 1:4 reverse stock split of shares of its common stock. Concurrent with the closing of the business combination, each outstanding share of F-star was exchanged for Spring Bank common stock at an exchange ratio of 0.1125. The resulting ownership percentages for Spring Bank shareholders and F-star shareholders immediately as of the closing was 46.3% and 53.7%, respectively. Concurrent with the closing of the combination, an investor syndicate that comprises Atlas, AESCAP, SR One, M Ventures, MH Partners and other new investors, invested $15.0 million in F-star. After the merger, the Company had approximately $30 million in cash. The combined company is now headquartered out of F-star’s existing facilities in Cambridge, U.K. and Cambridge, MA. Spring Bank has been re-named F-star Therapeutics, Inc.

Spring Bank shareholders will have the opportunity to obtain potential future value in the form of two Contingent Value Rights (CVR) associated with Spring Bank’s SB 11285 IV clinical program and a STING antagonist research and development program. Subject to the terms of the first CVR agreement for the STING agonist clinical program, if one or more strategic transactions are consummated for SB 11285 by the combined company during a period that is the longer of one and a half years following the closing of the combination or one year after the final database lock of the current SB 11285 IV Phase 1a/1b trial, those equity holders of Spring Bank will receive the greater of 25% of the net proceeds from such transactions or $1.00 per share (on a pre-reverse split basis), provided that the aggregate net proceeds are at least approximately $18.0 million. Subject to the terms of the second CVR agreement, if a potential development agreement is consummated and one or more strategic transactions are consummated for the STING antagonist research platform by the combined company during the seven (7)-year period following the closing of the combination, those equity holders of Spring Bank will receive 80% of the net proceeds from such transactions. If Spring Bank enters into a development agreement for the STING antagonist research platform in advance of the closing of the proposed combination, Spring Bank may include certain proceeds from such transaction in its net cash calculation.

Certain disclosures required by ASC 805, Business Combinations, with respect to the Merger have been omitted because the information needed is not currently available due to the proximity of closing of the Merger with the date these consolidated financial statements are being issued. At September 30, 2020, Spring Bank reported total assets of $27.2 million, total liabilities of $8.9 million, and cash and cash equivalents of $20 million. The purchase price will be allocated to the fair value of assets and liabilities acquired.

Contingencies – stockholder litigation due to the share exchange

The following are contingent liabilities of Spring Bank Pharmaceuticals Inc. that were acquired by F-star on November 20, 2020:

On September 3, 2020, a Spring Bank stockholder filed a complaint in the United States District Court for the Southern District of New York (Lenthall v. Spring Bank Pharmaceuticals, Inc. et al, Case No. 1:20-cv-07219 (S.D.N.Y.)), against Spring Bank and the members of Spring Bank’s Board of Directors (the “individual defendants”), alleging violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and as against the individual defendants, alleging violations of Section 20(a) of the Exchange Act and of Delaware state law. The plaintiff alleges that the defendants made materially misleading disclosures in Spring Bank’s Form S-4 registration statement filed in connection with the proposed Exchange (the “Form S-4”), by allegedly omitting material information with respect to (i) financial projections relating to Spring Bank and F-star, (ii) Ladenburg’s fairness opinion and any financial analyses conducted on Spring Bank. The plaintiff in Lenthall seeks declaratory and injunctive relief to enjoin the Exchange as well as damages and attorneys’ and experts’ fees.

On September 8, 2020, in the United States District Court for the District of Delaware, a purported class action (Adam Franchi v. Spring Bank Pharmaceuticals, Inc. et al, Case No. 1:20-cv-01198 (D. Del.)) was filed against Spring Bank, members of Spring Bank’s Board of Directors and F-star, alleging violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and as against the individual defendants, alleging violations of Section 20(a) of the Exchange Act. This complaint alleges that the defendants made materially misleading disclosures in the Form S-4 by allegedly omitting material information with respect to (i) financial projections relating to Spring Bank and F-star, (ii) the confidentiality agreements entered into by Spring Bank prior to its engagement of Ladenburg, (iii) the process leading up to the execution of the Exchange Agreement and (iv) any financial analyses performed by Ladenburg. The plaintiff in Franchi seeks declaratory and injunctive relief to enjoin the Exchange; or in the event of consummation of the Exchange, rescissory damages against the defendants; filing by the defendants of a Registration Statement deemed not to be materially misleading by the plaintiff; and attorneys’ and experts’ fees.

On September 18, 2020, in the United States District Court for the Southern District of New York, another Spring Bank stockholder filed a complaint (Arshad v. Spring Bank Pharmaceuticals, Inc., et al., Case No. 1:20-cv-07723 (S.D.N.Y.)), against Spring Bank and the members of Spring Bank’s Board of Directors, alleging violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and as against the individual defendants, alleging violations of Section 20(a) of the Exchange Act. The plaintiff alleges that the defendants made materially misleading disclosures in the Form S-4 by allegedly omitting material information with respect to (i) financial projections relating to Spring Bank and F-star, (ii) Ladenburg’s Opinion and (iii) the process relating to the Exchange. The plaintiff in Arshad seeks declaratory and injunctive relief to enjoin the Exchange; or in the event of consummation of the Exchange, rescissory damages against the defendants; filing by the defendants of a Registration Statement deemed not to be materially misleading by the plaintiff; and attorneys’ and experts’ fees.

On October 29, 2020, in the United States District Court Eastern District of New York, another Spring Bank stockholder filed a complaint (Nowakowski v. Spring Bank Pharmaceuticals, Inc., et al., Case No. 1:20-cv-05219 (E.D.N.Y.)), against Spring Bank and the members of Spring Bank’s Board of Directors, alleging violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and as against the individual defendants, alleging violations of Section 20(a) of the Exchange Act. The plaintiff alleges that the defendants made materially misleading disclosures in the Form S-4 by allegedly omitting material information with respect to (i) financial projections relating to Spring Bank and F-star, (ii) Ladenburg’s fairness opinion and (iii) the process relating to the Exchange. The plaintiff in Nowakowski seeks declaratory and injunctive relief to enjoin the Exchange; or in the event of consummation of the Exchange, rescissory damages against the defendants; declaration that defendants violated Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder; and attorneys’ and experts’ fees.

The Company believes that the complaints set forth above are without merit and intends to defend against them vigorously should a settlement not be reached. There can be no assurance, however, that the Company or any defendant will be successful. At present, the Company believes the estimate for potential losses to be not material to the financial statements, related to these lawsuits.